Exhibit 10.4

January 16, 2024
Felix The
Re: Employment Terms with Unity Technologies SF
Dear Felix:
You are currently employed with Unity Technologies SF (the "Company"). This letter agreement confirms the existing terms and conditions of your employment. This letter agreement shall supersede and replace in entirety your existing offer letter from the Company dated December 5, 2016.
1. Position. You are serving in a full-time capacity as SVP Product and Technology, Grow, reporting to the CEO, working in our offices located in San Francisco, CA. You will be expected to travel as appropriate. Subject to the other provisions of this letter agreement, we may change your position, duties, and work location from time to time at our discretion.
2. Salary. Your salary is US $30,000.00 per month (US $360,000.00 on an annualized basis), paid out on a semi-monthly basis less all applicable taxes, withholdings, and deductions as required by law. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.
3. Corporate Bonus. You are eligible to receive a discretionary corporate bonus of up to 60% of your earned annual salary during the previous fiscal year pursuant to the terms of the discretionary bonus letter provided to you outside of this agreement and only to the extent determined appropriate by the Company in its sole discretion. In order to be eligible to receive a corporate bonus, you must be employed by the Company on the date that corporate bonuses are paid. Any bonus amount will be paid out less all applicable taxes, withholdings, and deductions required by law.
4. Benefits. You are eligible to continue to participate in any US benefits plans offered to the employees of the Company. The Company may modify benefits policies from time-to-time, as it deems necessary.
5. Confidentiality; Company Rules and Policies. You remain subject to the terms of the Employee Nondisclosure, Assignment and Non-Solicitation Agreement that you previously executed. You are also expected to comply with the Company’s rules and policies. Finally, during the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in so the company may assess whether a conflict exists. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. In order to retain necessary flexibility in the administration of its policies and procedures, the Company reserves the right to change or revise its policies, procedures, and benefits at any time.
6. Equity. You have been granted various equity interests in the Company. Those equity interests shall continue to be governed in all respects by the terms of the applicable equity agreements, grant notices and equity plans.
7. Executive Severance Plan. You will be eligible for severance benefits under the terms of the Senior Executive Severance Plan (“Severance Plan”), subject to the approval of the Human Capital and Compensation Committee of Unity Software Inc..
8. At Will Employment. Your employment with the Company remains at-will, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief People Officer of the Company.

9. Arbitration. To the fullest extent permitted by applicable law, you and the Company agree to submit to mandatory binding arbitration of any and all claims arising out of or related to your employment with the Company and the termination thereof, including claims by the Company, claims against the Company, and claims against any current or former parent, affiliate, subsidiary, or successor of the Company, and each of the Company’s and these entities’ respective officers, directors, agents or employees. To the fullest extent permitted by applicable law, this includes, but is not limited to, tort claims, contract claims, statutory claims, and claims for unpaid wages or other forms of compensation, wrongful termination, retaliation, and/or discrimination (including harassment) based upon any federal, state or other ordinance, statute, regulation or constitutional provision, except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. All arbitration hearings shall be conducted in San Francisco, California (or another mutually agreeable location). THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. The parties further agree that any arbitrable claims shall be resolved on an individual basis, and you agree to waive your right, to the extent allowed by applicable law, to consolidate any arbitrable claims with the claims of any other person in a class or collective action. This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, Equal Employment Opportunity Commission, disputes solely before government agencies, claims under applicable workers’ compensation law, and unemployment claims). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be final and binding on the parties and shall be the exclusive remedy for the subject matter of such administrative claims. Further, this Agreement does not apply to claims that have been expressly excluded from mandatory arbitration by a governing law not preempted by the Federal Arbitration Act, including but not limited to a sexual assault dispute and sexual harassment dispute as defined under applicable federal law. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The Company agrees to pay the fees and costs of the arbitrator. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, inform the Company’s Human Resources Department and a hardcopy will be provided to you. To initiate an arbitration, you or the Company must submit a demand for arbitration to JAMS and the Company will timely pay the JAMS initial invoice. As in any arbitration, the burden of proof shall be allocated as provided by applicable law. The arbitrator shall apply the applicable substantive law in deciding the claims at issue. Claims will be governed by their applicable statute of limitations and failure to demand arbitration within the prescribed time period shall bar the claims as provided by law. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. The arbitrator shall have the same authority as a court to award equitable relief, damages, costs, and fees (excluding the costs and fees of the arbitrator) as provided by law for the particular claims asserted.
This arbitration clause shall be governed by and construed in all respects under the terms of the Federal Arbitration Act and the California Arbitration Act, including Cal. Civ. Proc. Code § 1283.05.
10. Entire Agreement. This letter agreement, together with your Employee Nondisclosure, Assignment and Non-Solicitation Agreement, equity agreements and other agreements referenced herein, form the complete and exclusive statement of your employment agreement with the Company and supersedes any other agreements or promises made to you by anyone, whether oral or written, with respect to the subject matter hereof.
11. Severability. If any term of this letter is held to be invalid, void, or unenforceable, the remainder of the terms herein will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.

12. Governing Law. The terms of this letter and the resolution of any dispute as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with this letter, your employment with the Company or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of California, without giving effect to the principles of conflict of laws. To the extent not subject to arbitration as described above, you and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in San Francisco County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California in connection with any Dispute or any claim related to any Dispute).
Please sign and date this letter agreement below to indicate your agreement with its terms.

Very truly yours,
By:
Jim Whitehurst, Chief Executive Officer
I have read and understood this letter agreement and hereby acknowledge, accept and agree to the terms as set forth above.
Felix The	February 11, 2024
Name	Date
/s/ Felix The
Signature